Exhibit 12
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
                              Cytec Industries Inc.
                Computation of Ratio of Earnings to Fixed Charges
                          (Dollar amounts in millions)

                                                                         Three Months Ended     Six Months Ended
                                                                              June 30,               June 30,
                                                                      ---------------------------------------------
                                                                          2008         2007       2008      2007
                                                                      ------------- ---------- ---------- ---------

Earnings from continuing operations before income taxes,
 equity in earnings of associated companies, minority interest
 and cumulative effect of accounting change                           $       82.1  $    79.3  $   153.4  $  147.1
Add:
 Distributed income of associated companies                                    2.4        2.9        2.4       2.9
 Amortization of capitalized interest                                          0.5        0.6        1.1       1.2
 Fixed charges                                                                11.7       13.0       24.3      26.0
Less:
 Capitalized interest                                                         (0.6)      (0.6)      (1.1)     (1.2)
 Minority interest                                                            (0.3)      (0.1)      (0.8)     (0.2)
                                                                      ------------- ---------- ---------- ---------

Earnings as adjusted                                                  $       95.8  $    95.1  $   179.3  $  175.8

Fixed charges:
 Interest on indebtedness including amortized premiums,
     discount and deferred financing costs (1)                        $       10.2  $    11.7  $    21.3  $   23.4
 Portion of rents representative of the interest factor                        1.5        1.3        3.0       2.6
                                                                      ------------- ---------- ---------- ---------

Fixed charges                                                         $       11.7  $    13.0  $    24.3  $   26.0

Ratio of earnings to fixed charges                                             8.2        7.3        7.4       6.8


(1) Interests on FIN 48 liabilities are not included as they are recognized as part of income tax expenses.
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